Exhibit 99.1

Contacts: Stacey Sullivan, Media Relations	Tony Laday, Investor Relations
(800) 775-7290	(972) 770-8890

BRINKER INTERNATIONAL PROVIDES FISCAL 2013 OUTLOOK AND LONG-TERM VISION

DALLAS – Feb. 27, 2013 – Leaders from Brinker International, Inc. (NYSE: EAT), provided an update on the Company’s fiscal 2013 outlook and shared long-term goals being discussed in today’s investor conference.

“Brinker expects to deliver on our promise of doubling earnings per share. This could happen by fiscal 2014, a full year earlier than initially projected,” said Wyman Roberts, CEO and President of Brinker International. “We’re now looking to the next milestone by setting another long-term goal: to double our fiscal 2012 earnings per share by fiscal 2017. This is yet another aggressive goal, but we are committed to attaining it by driving 10 to 15 percent annual EPS growth during this period.”

The business strategies for the next five years build upon the foundation of Brinker’s current successes. The Company has evolved to operate in a mature space by reducing costs in the middle of the P&L while reinvesting back into the business with initiatives that enhance the guest experience. Moving forward, the Company will continue to have a balanced approach to doubling EPS, with topline initiatives playing a greater role in overall growth.

Chili’s® Grill & Bar will focus on food innovation, improved operational consistency and moderate unit growth. Maggiano’s Little Italy® will leverage a new restaurant prototype to grow their brand. The global side of the business will step up unit development to become the guests’ top choice for casual dining internationally.

Brinker projects 3 to 5 percent revenue growth, driven by 2 to 3 percent domestic comp sales growth, and approximately 3 percent international comp sales growth. Starting in fiscal 2014, the Company projects unit growth of 1 to 2 percent for Chili’s in the U.S., 5 to 10 percent for Maggiano’s, and ongoing 10 to15 percent global growth.

Brinker will generate up to 1 percent annual margin improvement, driven by sales leverage on restaurant labor and restaurant expenses, continued emphasis on labor productivity improvements and flat cost of sales.

The Company expects to continue to generate strong cash flow and maintain a consistent strategy regarding the prudent allocation of capital. This will add to Brinker’s commitment to return cash to shareholders through a competitively favorable dividend, and at least $1 billion of share repurchase over the next five years.

The combination of focusing on these outlined strategies will result in Brinker delivering annual EPS growth of 10 to 15 percent and doubling EPS to at least $4.00 per share by fiscal 2017.

Fiscal 2013 Outlook

The Company anticipates earnings per diluted share, before special items, to be at the lower end of the guidance range of $2.30 to $2.45, for fiscal 2013 EPS. Comparable restaurant sales are now projected to be approximately 1 percent for fiscal 2013 reflecting a softer sales environment in the third quarter as guests adjust to lower discretionary income resulting from higher payroll taxes, gas prices, and the delay in the disbursement of federal tax refund checks.

Cost of sales as a percentage of Company sales is estimated to be 50 basis points better year over year, driven by better than expected commodity inflation and lower actual versus theoretical food costs. Restaurant labor is projected to improve 50 basis points compared to fiscal 2012 due to better productivity related to rollout of new kitchen equipment. The Company continues to expect operating margins to improve 100 basis points compared to fiscal 2012. Brinker’s diluted weighted average share count is expected to be between 73 and 75 million shares for fiscal 2013.

As of February 25, quarter to date comp sales at Chili’s is running at negative 2.2 percent, sales at Maggiano’s are essentially flat, and sales in the Global system are up 4.1 percent.

Forward Calendar

•	Third quarter earnings release, prior to market open on April 23, 2013

•	Third quarter conference call, via a live webcast at April 23, 2013

•	SEC Form 10-Q for third quarter fiscal 2013 filing on or before May 6, 2013

Guidance Policy

Brinker provides annual guidance as it relates to comparable restaurant sales, earnings per diluted share, and other key line items in the income statement and will only provide updates if there is a material change versus the original guidance. Consistent with prior practice, management will not discuss intra-period sales or other key operating results not yet reported as the limited data may not accurately reflect the final results of the period or quarter referenced.

About Brinker

Brinker International Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, Brinker currently owns, operates, or franchises 1,593 restaurants under the names Chili’s® Grill & Bar (1,549 restaurants) and Maggiano’s Little Italy® (44 restaurants). Brinker also holds a minority investment in Romano’s Macaroni Grill®.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, franchisee success, the seasonality of the company’s business, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its business strategy plan, acts of God, governmental regulations and inflation.

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